UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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RENT-A-CENTER, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

ENGAGED CAPITAL CO-INVEST V, LP

ENGAGED CAPITAL CO-INVEST V-A, LP

ENGAGED CAPITAL FLAGSHIP FUND, LP

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

ENGAGED CAPITAL, LLC

ENGAGED CAPITAL HOLDINGS, LLC

GLENN W. WELLING

JEFFREY J. BROWN

MITCHELL E. FADEL

CHRISTOPHER B. HETRICK

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engaged Capital, LLC, together with the other participants named herein (collectively, “Engaged Capital”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Engaged Capital’s slate of highly qualified director nominees to the Board of Directors of Rent-A-Center, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On June 5, 2017, Engaged Capital issued the following press release:

ENGAGED CAPITAL REMINDS RENT-A-CENTER STOCKHOLDERS TO VOTE BLUE PROXY TO STOP FURTHER VALUE DESTRUCTION

•	Ignore RCII Board’s latest attempt to confuse stockholders – do not be misled – the incumbent Board is responsible for significant value destruction.
•	Both ISS and Glass Lewis recommended that RCII stockholders vote only the BLUE Engaged Capital Proxy.
•	Vote the BLUE Engaged Capital proxy card today to elect Jeffrey J. Brown, Mitchell E. Fadel, and Christopher B. Hetrick and restore stockholder value.

Newport Beach, CA, June 5, 2017 /Business Wire/ - Engaged Capital, LLC (together with its affiliates, “Engaged Capital”), an investment firm specializing in enhancing the value of small and mid-cap North American equities with a 20.5% economic exposure to Rent-A-Center, Inc. (“RCII” or the “Company”) (NASDAQ:RCII), responded today to RCII’s latest attempt to confuse stockholders and protect its entrenched board of directors (the “Board”) from stockholder-led change.

Engaged Capital believes that the Board’s call to split stockholder votes between proxy cards is the latest in a series of desperate tactics intended to maintain the status quo and ward off the significant change that the Company desperately needs. Both leading independent proxy voting advisory firms, Institutional Shareholder Services and Glass Lewis & Co., have recommended that RCII stockholders vote on the BLUE Engaged Capital proxy card in connection with the Company’s upcoming 2017 Annual Meeting of Stockholders to be held on June 8, 2017 (the “Meeting”).

Glenn W. Welling, Chief Investment Officer of Engaged Capital, responded to RCII’s latest release saying, “We believe that the Board sees the writing on the wall, stockholder-led change is coming to RCII. The stockholders of RCII will not stand by and allow the Board to continue destroying value by refusing to carefully consider all of the strategic alternatives available to the Company. If elected, our nominees will ensure the Company pursues the strategy that creates the most value for ALL stockholders. Our nominees have a proven history of value creation and will bring a much needed stockholder focused perspective to the Board. Engaged Capital urges all stockholders to vote for all three of our nominees on the BLUE proxy card today!”

Stockholders, the case for change at RCII is very simple:

1.	The incumbent Board has destroyed significant stockholder value.
2.	A primary cause of RCII’s poor performance is poor corporate governance.
3.	RCII is attempting a long-term turnaround under precarious circumstances.
4.	The incumbent Board refuses to evaluate all opportunities available to enhance stockholder value.
5.	Engaged Capital is campaigning for stockholder friendly corporate governance and a commitment to openly and fairly evaluate ALL opportunities to enhance stockholder value to find the best path forward for ALL stockholders.

Our nominees:

Jeffrey J. Brown: Experience on 40 boards of directors, including eight public company boards. Mr. Brown has significant transaction and corporate governance expertise. He has unlocked substantial stockholder value at companies including Nordion, Outerwall and Medifast.

Mitchell E. Fadel: A former COO, President, and director of RCII. Under his watch, RCII generated a total stockholder return of 211%, outperforming the S&P 500 by 134%.1 Mr. Fadel’s lengthy career in the rent-to-own industry has proven him to be one of the industry’s best operators.

Christopher B. Hetrick: As a Principal of Engaged Capital, Mr. Hetrick represents the largest owner of RCII with a 20.5% economic interest in the Company. He will bring significant capital allocation, financial and executive compensation expertise to the RCII Board.

DON’T BE MISLED BY THE BOARD’S LATEST DECEPTIVE TACTICS.

STOCKHOLDERS THE TIME FOR ACTION HAS ARRIVED.

VOTE THE BLUE ENGAGED CAPITAL PROXY CARD FOR ALL THREE ENGAGED CAPITAL NOMINEES TODAY.

If you have any questions, or require assistance with your vote, please contact Saratoga Proxy Consulting LLC, toll- free at (888) 368-0379, call direct at (212) 257-1311 or email: info@saratogaproxy.com

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

SOURCE: Engaged Capital, LLC

Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills

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Info@saratogaproxy.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani

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1 RCII total shareholder return from July 2000 to August 2015. Mr. Fadel was President and COO since July 2000 and December 2002, respectively, to August 2015 and a director from December 2000 to November 2013.